ACCIDENTAL DEATH AND DISMEMBERMENT EXCESS OF LOSS
REINSURANCE AGREEMENT

ARTICLEPAGE

COVERAGE	2
TERM	2
SPECIAL TERMINATION	3
TERRITORY	3
EXCLUSIONS	4
DEFINITIONS	4
RETENTION AND LIMIT	5
NET RETAINED LIABILITY	6
RATE AND PREMIUM	6
EXTRA CONTRACTUAL OBLIGATIONS	6
REPORTS AND REMITTANCES	7
RESERVES AND FUNDING	8
LOSS NOTICES AND SETTLEMENTS	10
DELAYS, ERRORS, OR OMISSIONS	10
ENTIRE AGREEMENT/AMENDMENTS	11
ACCESS TO RECORDS	11
INSOLVENCY	11
ARBITRATION	12
SEVERABILITY	13
TAXES	14
DEFERRED ACQUISITION COSTS TAX	14
CURRENCY	15
SERVICE OF SUIT	15
COMPLIANCE	16
AGENCY	16
NOTICES AND AGREEMENT EXECUTION	16
INTERMEDIARY	17
SANCTIONS	17
PASSIVE WAR EXTENSION	17

13\AQUA0004                                                               [Missing Graphic Reference]

ACCIDENTAL DEATH AND DISMEMBERMENT EXCESS OF LOSS
REINSURANCE AGREEMENT

THIS AGREEMENT is made and entered into by and between PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation, and/or any subsidiaries or affiliated companies (hereinafter called the "Company") of the one part, and the various Reinsurers as identified by the Interests and Liabilities Agreements attaching to and forming a part of this Agreement (hereinafter called the "Reinsurers") of the other part.

The parties hereto agree as hereinbelow, in consideration of the mutual covenants contained in the following Articles and upon the terms and conditions set forth therein:

COVERAGE

The Reinsurers will indemnify the Company in respect to Accidental Death and Dismemberment benefits for business classified by the Company as:

BASIC ACCIDENTAL DEATH AND DISMEMBERMENT, OPTIONAL ACCIDENTAL DEATH AND DISMEMBERMENT, BUSINESS TRAVEL ACCIDENT AND PERSONAL ACCIDENT INSURANCE AND BUSINESS UNDERWRITTEN FOR THE COMPANY BY JOHNSON, ROONEY, WELCH INCORPORATED.

All reinsurance for which the Reinsurers will be obligated by virtue of this Agreement will be subject to the same terms, conditions, interpretations, waivers, modifications, and alterations as the respective policies of the Company to which this Agreement applies.  Nothing herein will in any manner create any obligations or establish any rights against the Reinsurers in favor of any third parties or any persons not parties to this Agreement except as provided in the Insolvency Article.

TERM

This Agreement will apply to all losses occurring during the 12-month term extending from 12:01 a.m. standard time (as set forth in the Company's policies) on January 1, 2013, to 12:01 a.m. standard time on January 1, 2014, on policies in force as of January 1, 2013, at 12:01 a.m. standard time, or written or renewed with effective dates during the term of this Agreement.

Notwithstanding the expiration of this Agreement as hereinabove provided, the provisions of this Agreement will continue to apply to all obligations and liabilities of the parties incurred hereunder to the end that all such obligations and liabilities will be fully performed and discharged.

13\AQUA0004                                                               [Missing Graphic Reference]

SPECIAL TERMINATION

The Company, at its sole discretion, may terminate any Reinsurer's participation hereon at any time and the Reinsurer will have no liability for losses occurring subsequent to said termination, but will remain liable for losses occurring prior to said termination  by giving 30 days prior written notice to said Reinsurer upon the happening of any one of the following circumstances:

A.
The Reinsurer or its parent company have been assigned a Standard & Poor's Insurer Financial Strength Rating of less than BBB-, an A.M. Best's Financial Strength Rating of less than A-, or a Moody's rating of less than BAA3;

B.	The Reinsurer ceases assuming new and renewal accident and health treaty reinsurance;

C.	A state insurance department or other legal authority orders the Reinsurer to cease writing business;

D.
The Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations;

E.
The Reinsurer's surplus has been reduced by whichever is greater, either 20% of the amount of surplus at the inception of this Agreement or 20% of the amount at the latest anniversary, or the Reinsurer has lost or reduced more than 20% of its paid-up capital (this provision E. will not apply to Underwriting Members of Lloyd's, London);

F.	The Reinsurer has merged with or has become acquired or controlled by any company, corporation, or individual(s) not controlling the Reinsurer's operations previously;

G.	The Reinsurer has reinsured its entire liability under this Agreement without the Company's prior written consent.

If said Reinsurer's participation is so terminated, it will immediately return the unearned portion of any deposit premium paid hereunder, if any, and the minimum premium provision will be waived.

TERRITORY

The territorial scope of this Agreement will follow that of the Company's policies.

EXCLUSIONS

This Agreement does not apply to and specifically excludes the following:

A.	Assumed reinsurance.

B.	Participation in any pool or association of insurers and/or reinsurers.

C.
War.  Claims caused or contributed to by war (whether declared or undeclared).  The term "war" refers to combat between combatants of two or more sovereign states for purposes of amassing empires, acquiring territory, or protecting national interests.  Combatants, as used in the definition of "war", are individuals who are (1) aligned with a sovereign state involved in the war, (2) under the command of a responsible party, (3) openly carry arms, (4) wear distinctive insignia or uniforms, and (5) operate lawfully in accordance with the laws and customs of war.  However, it is hereby understood and agreed that terrorism is not considered an act of war and losses arising from terrorism during war would be covered hereunder.  "Terrorism" is defined as an act of violence committed or threatened to be committed by (a) a person or persons not acting on behalf of a sovereign state; or (b) clandestine state agents.

D.	Credit Card business.

E.	Airport Coupon and ticket business.

F.	Disability business.

G.	Medical business (other than accident medical).

H.	Professional Sports business.

I.	Loss, claim or liability as excluded per the Company's policies.

J.	American Institute of Certified Public Accountants (AICPA) #14273.

DEFINITIONS

The following terms, wherever used in this Agreement, will have the meanings set forth herein, and will be deemed to refer to the singular, plural, or otherwise inflected forms of such terms, as the context requires:

A.
"Loss" will mean the amount of any benefit, settlement, award, or judgment, including any claim interest, paid by the Company or for which the Company has become liable to pay including 100% of any claims related extra contractual obligations.  All recoveries and subrogations, which are actually recovered, and reinsurance inuring to the benefit of this Agreement (whether recovered or not), will be deducted from the amount of the loss.  All recoveries or payments recovered or received subsequent to any settlement hereunder will be applied as if received prior to the aforesaid settlement and all necessary adjustments will be made by the parties hereto. There will be no recovery hereunder for loss from the Reinsurers without the original benefit amount first exceeding $750,000 each life, each accident. Loss will not include loss expense.

B.
"Loss expense" will mean all expenses incurred by the Company in the investigation, appraisal, adjustment, litigation and/or defense of claims under policies reinsured hereunder, including court costs, interest accrued prior to final judgment if included as part of expense on reinsured policies, and interest accrued after final judgment, but excluding internal office expenses, salaries, per diem, and other remuneration of regular Company employees.  Such loss expense, where incurred in connection with claims involving this reinsurance will be apportioned between the Company and the Reinsurers in proportion to their respective interests as finally determined in addition to the retention and limit of this Agreement.  However, in the event a verdict or judgment is reduced by an appeal or a settlement, subsequent to the entry of the judgment, resulting in an ultimate saving on such verdict or judgment, or a judgment is reversed outright, the loss expense incurred in securing such final reduction or reversal will be prorated between the Reinsurers and the Company in the proportion that each benefits from such reduction or reversal, and the expenses incurred up to the time of the original verdict or judgment will be prorated in proportion to each party's interest in such verdict or judgment.

C.
"Net earned premium" will mean the gross earned premium of the Company for the classes of business reinsured hereunder as specified in the Coverage Article, less the earned portion of premium paid for reinsurance that inures to the benefit of this Agreement.

D.	"Policies" will mean all policies, binders, contracts, or agreements of insurance or reinsurance, whether written or oral.

RETENTION AND LIMIT

No claim will be made hereunder unless the Company has first sustained a loss of $750,000 each life, each accident.  The Reinsurers will then indemnify the Company for the amount of loss in excess of $750,000 each life, each accident.  The limit of liability to the Reinsurers will not exceed $5,250,000 each life, each accident, plus their proportionate share of loss expense.  Should any loss involve this Agreement, the obligation of the Reinsurers will be reinstated immediately and automatically as to any subsequent loss for the full amount of reinsurance as set forth above.  Notwithstanding the foregoing, the annual aggregate limit of liability of the Reinsurers will be

$55,000,000 for the term of this Agreement, plus their proportionate shares of loss expense.

There will be an aggregating specific deductible initially equaling $3,000,000 for the term of this Agreement.  Within 90 days following the expiration of this Agreement, the Company will adjust the aggregating specific deductible against a rate of 1.40% of its net earned premium and will advise the Reinsurer of the resulting aggregating specific deductible amount. Should said adjustment exceed the initial aggregating specific deductible of $3,000,000 and any reinsurance reimbursements be received from the Reinsurer during the term of this Agreement, the Company will refund to the Reinsurer the calculated aggregating specific deductible less the initial aggregating specific deductible of $3,000,000 at the time it makes the report to the Reinsurer.

NET RETAINED LIABILITY

This Agreement will apply only to that portion of any insurance that the Company retains net for its own account, and such portion will be used in calculating the amount of any loss hereunder as well as the amount in excess of which this Agreement attaches; however, recovery from any underlying reinsurance will inure to the sole benefit of the Company and will be disregarded for the purposes of this Agreement.  The amount of the Reinsurers' liability hereunder with respect to any loss will not be increased by the inability of the Company to collect from any other reinsurers any amounts that may have become due from them, whether such inability arises from the insolvency of such reinsurers or otherwise.

RATE AND PREMIUM

For the term of this Agreement, there will be a minimum and deposit premium hereon of $5,600,000 payable in equal quarterly installments of $1,400,000 on January 1, 2013, April 1, 2013, July 1, 2013, and October 1, 2013.  At Agreement expiration, the Company will adjust the minimum and deposit premium against a rate of 2.90% of its net earned premium.

EXTRA CONTRACTUAL OBLIGATIONS

This Agreement will cover any losses arising from claims related extra contractual obligations, if subject to all the other terms of this Agreement, the Company through written communication, in advance of any claims related extra contractual obligations, notifies the Reinsurers of such loss that may involve extra contractual obligations.  Recognizing the urgent nature of these communications, the Reinsurers agree to respond within 10 business days of receipt of such notice.  If a Reinsurer concurs in writing to the actions or decisions proposed by the Company, then that Reinsurer will share in any claims related extra contractual obligations.  If a Reinsurer does not respond within 10 business days, it will be deemed to have concurred with the Company's action or decision.  If a Reinsurer does not concur with the Company on the proposed action, said Reinsurer will remit its share of the loss and with that payment the Reinsurer will be released from its liability as respects that claim.  The amount of loss is defined as the amount of benefit claimed and related loss expense as of the date of the request of the consultation.

"Extra contractual obligations" as used in this Agreement will mean those liabilities not covered under any other provision of this Agreement, which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following:  failure to settle within the policy limit, by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement, in the preparation of the defense, in the trial of any action against the insured, or in the preparation or prosecution of an appeal consequent upon such action.

There will be no recovery hereunder for an extra contractual obligation loss that has been incurred due to fraud committed by a member of the board of directors or a corporate officer of the Company, acting individually, collectively, or in collusion with a member of the board of directors, a corporate officer, or a partner of any other corporation, partnership, or organization involved in the defense or settlement of a claim on behalf of the Company.

The date on which any extra contractual obligation is incurred by the Company will be deemed, in all circumstances, to be the date of the original loss.  Nothing in this Article will be construed to create a separate or distinct loss apart from the original covered loss that gave rise to the extra contractual obligations discussed in the preceding paragraphs.  In no event will the total liability of the Reinsurers exceed their applicable limit of liability as set forth in the Retention and Limit Article. Notwithstanding the foregoing, there will be no recovery hereunder for extra contractual obligations from the Reinsurers without the original benefit amount first exceeding $750,000.

If any provision of this Article will be rendered illegal or unenforceable by the laws, regulations, or public policy of any state, such provision will be considered void in such state, but this will not affect the validity or enforceability of any other provision of this Agreement or the enforceability of such provision in any other jurisdiction.

REPORTS AND REMITTANCES

As soon as possible following the expiration of this Agreement, the Company will furnish the Reinsurers with a report of reinsurance premium due them for that period.  Such report will show and properly segregate the Company's premium to which the reinsurance rate applies and contain such other information as may be required by the Reinsurers for completion of their National Association of Insurance Commissioners interim and/or annual statements.  The premium due the Reinsurers will be balanced against the minimum and deposit premium set forth in the Rate and Premium Article, and any balance shown to be due the Reinsurers will be paid within 90 days following the close of the annual period.

13\AQUA0004                                                               [Missing Graphic Reference]

RESERVES AND FUNDING

A Reinsurer will provide funding under the terms of this Article only if the Company will be denied statutory credit for reinsurance ceded to that Reinsurer pursuant to the credit for reinsurance statutes or regulations in any applicable jurisdiction.  In the event any of the provisions of this Article conflict with or otherwise fail to satisfy the requirements of the appropriate credit for reinsurance statutes or regulations, this Article will be deemed amended to conform to the appropriate statutes or regulations; the intent of this Article being that the Company will be permitted to realize full credit for the reinsurance ceded to the Reinsurers under this Agreement.

As regards policies issued by the Company coming within the scope of this Agreement, the Company agrees that, when it files with the applicable jurisdiction(s) or sets up on its books reserves for policies covered hereunder, which it is required by law to set up, it will forward to the Reinsurers a statement showing the proportion of such reserves applicable to them.  For purposes of this Article, "reserves" will consist of:

A.	Loss and benefits and loss expense paid by the Company but not recovered from the Reinsurers;

B.	Loss and loss expense reported and outstanding;

C.	An allowance for incurred but not reported losses as carried by the Company on its books; and

D.	Unearned premium (if applicable).

The Reinsurers hereby agree that they will fund such reserves by:

A.	Cash advances;

B.	Trust agreements;

C.	Escrow accounts for the benefit of the Company;

D.	Letters of credit;

or a combination thereof.  The Reinsurers will have the option of determining the method of funding referred to above, provided it is acceptable to the Company and each applicable regulatory authority.

If a Reinsurer's choice of funding is or includes a letter of credit, it will apply for and secure delivery to the Company of a clean, irrevocable, unconditional letter of credit, dated on or before December 31 of the year in which the request is made, issued by a member of the Federal Reserve System or any other bank approved for use by the National Association of Insurance Commissioners' Securities Valuation Office and the Company, containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company's reserves in an amount equal to the Reinsurer's proportion of such reserves as shown in the statement prepared by the Company.

Any letter of credit will be issued for a period of not less than one year, and will be automatically extended for one year from its date of expiration or any future expiration date unless 30 days prior to any expiration date the issuing bank notifies the Company by registered mail that the issuing bank elects not to consider the letter of credit extended for any additional period.  An issuing bank, not a member of the Federal Reserve System or not chartered in the state of domicile of the Company, will provide 60 days notice to the Company prior to any expiration in the event of nonextension.

Notwithstanding any other provisions of this Agreement, the Company or its court-appointed successor in interest may draw upon and apply any amounts which it may draw against such letter of credit or trust agreement (pursuant to the terms of the agreement under which the letter of credit or trust agreement is held), or any other method of funding that may apply, at any time without diminution because of the insolvency of the Company or of any Reinsurer for one or more of the following purposes only:

A.	To reimburse the Company for the Reinsurer's share of unearned premium (if applicable) on policies reinsured hereunder on account of cancellations of such policies.

B.	To pay the Reinsurer's share or to reimburse the Company for the Reinsurer's share of any loss or benefit reinsured by this Agreement, which has not been otherwise paid.

C.
To make refund of any sum in excess of the actual amount required to pay the Reinsurer's share of any liability reinsured by this Agreement.  As respects funding by trust agreement, only those sums in excess of 102% of the actual amount of the Reinsurer's share of the reserves will be subject to refund.

D.
In the event of nonextension of the letter of credit as provided for above, to establish deposit of the Reinsurer's share of reserves under this Agreement.  Such cash deposit will be held in an interest-bearing account separate from the Company's other assets, and interest thereon will accrue to the benefit of the Reinsurer.

E.	To pay the Reinsurer's share of any other amounts the Company claims are due under this Agreement.

The issuing bank will have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

At annual intervals, or more frequently as agreed or as required by any regulatory authority, the Company will prepare, for the sole purpose of amending the funding called for in this Article, a specific statement of the Reinsurers' share of reserves under this Agreement.  If the statement shows that the Reinsurers' share of such reserves exceeds the balance of funding as of the statement date, the Reinsurers will, within 30 days after receipt of notice of such excess, make an adjustment increasing the amount of such funding by the amount of such difference.  If, however, the statement shows that the Reinsurers' share of reserves is less than the balance of funding as of the statement date, the Company will, within 30 days after receipt of written request from the Reinsurers release such excess by making the appropriate adjustment.  Notwithstanding the foregoing, as respects funding by trust agreement, only those sums in excess of 102% of the actual amount of the Reinsurer's share of the reserves will be subject to release, and any increase in the amount of funding by the Reinsurer must bring the total amount of funding to an amount equal to 102% of the actual amount of the Reinsurer's share of the reserves.

LOSS NOTICES AND SETTLEMENTS

The Company will advise the Reinsurers promptly of all losses that, in the opinion of the Company, may involve the Reinsurers under this Agreement and of all subsequent developments pertaining thereto that may materially affect the Reinsurers as well.  Inadvertent omission in dispatching the aforementioned notices will in no way affect the obligation of the Reinsurers under this Agreement, provided the Company informs the Reinsurers of such omission promptly upon discovery.

The Company will have the right to settle all claims under its policies.  The settlements, provided they are within the terms of this Agreement, will be unconditionally binding on the Reinsurers in proportion to their participation in this Agreement.  When so requested, however, the Company will afford the Reinsurers, at the Reinsurers' own expense, an opportunity to be associated with the Company in the defense of any claim, suit, or proceeding involving this Agreement, and the Company and the Reinsurers will cooperate in every respect in such defense.  Amounts due the Company hereunder in the settlement of loss and loss expense will be payable by the Reinsurers immediately upon being furnished by the Company with reasonable evidence of the amount paid or to be paid in excess of the Company's retention as set forth in the Retention and Limit Article hereof.

DELAYS, ERRORS, OR OMISSIONS

Any inadvertent delay, error, or omission will not be held to relieve either party hereto from any liability that would attach to it hereunder if such delay, error, or omission had not been made, providing any error or omission will be rectified upon discovery.

13\AQUA0004                                                               [Missing Graphic Reference]

ENTIRE AGREEMENT/AMENDMENTS

This Agreement constitutes the entire agreement between the parties.  This Agreement may be altered or amended in any of its terms and conditions by mutual consent of the Company and the Reinsurer by addenda hereto; such addenda will then constitute a part of this Agreement.

ACCESS TO RECORDS

Provided the Company received prior notice and the Reinsurers execute a mutually agreeable confidentiality agreement upon the Company's request, the Reinsurers or their designated representatives will have the right to inspect at any reasonable time, all records of the Company that pertain in any way to this Agreement.

INSOLVENCY

(This Article will apply severally to each reinsured company referenced within the definition of "Company" in the Preamble to this Agreement.  Further, this Article and the laws of the domiciliary state will apply in the event of the insolvency of any company intended to be covered hereunder.  In the event of a conflict between any provision of this Article and the laws of the domiciliary state of any company intended to be covered hereunder, that domiciliary state's laws will prevail.)

In the event of a receivership, the reinsurance recoverables due under this Agreement will be payable by the Reinsurers directly to the receiver, after reasonable provision for verification, on the basis of claims allowed against the insolvent Company by any court of competent jurisdiction having authority to allow such claims or allowed by the receiver as a result of the conclusion of the claim filing, approval, and appeal process before the receiver.  Regardless of any provision in this Agreement or other agreement to the contrary, payment will be made without diminution because of such insolvency or because the receiver has failed to pay all or a portion of any claims.

The receiver of the Company will give or arrange to give to the Reinsurers, written notice of the pendency of a claim against the Company, within a reasonable period of time after the initiation of the receivership.  Failure to give such notice will not excuse the obligation of the Reinsurers unless they are substantially prejudiced thereby.  The Reinsurers may interpose, at their own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which they may deem available to the Company or its receiver.  The reasonable expense thus incurred by the Reinsurers will be payable, subject to court approval, out of the estate of the insolvent Company as part of the expense of the receivership to the extent of a proportionate share of the benefit which may accrue to the Company in receivership, solely as a result of the defense undertaken by the Reinsurers.

Payments by the Reinsurers will be made directly to the receiver of the Company except where this Agreement or the contract of insurance specifically provides another payee for such reinsurance in the event of the insolvency of the Company.

ARBITRATION

As a condition precedent to any right of action under this Agreement, any dispute (whether during the currency of this Agreement or after expiration or termination of this Agreement) between the Company and the Reinsurer arising out of or in connection with this Agreement, including its formation or actual validity, will be submitted to the decision of two arbitrators and an umpire meeting at a site in Newark, New Jersey unless some other site is mutually agreed by the parties.  The arbitrators and umpire will be impartial and disinterested, active or former executive officers of life or reinsurance companies or Underwriters at Lloyd's, London.

To the extent not otherwise mutually agreed or provided for in this Article, the procedures and rules applicable to arbitration under the laws of New Jersey, as from time to time set forth, will govern the procedures of the arbitration.  All time limitations stated in this Article may be amended by mutual consent of the parties, and will be amended automatically to the extent made necessary by any circumstances beyond the control of the parties.

All notices in connection with the arbitration will be in writing and sent certified or registered mail, return receipt requested.  The claimant's notice demanding arbitration will reference this Article, will state in particulars all issues to be resolved in its view, and will name the arbitrator appointed by it.  Within 30 days of receipt of the claimant's notice, the respondent will notify the claimant of any additional issues to be resolved in the arbitration and of the name of its appointed arbitrator.

If the respondent fails to appoint its arbitrator within 30 days after having received the claimant's notice demanding arbitration, the claimant is authorized to and will appoint the second arbitrator and will notify the respondent of the name of the arbitrator appointed for it.  The two arbitrators will appoint an umpire before instituting the hearing.  If the two arbitrators fail to agree upon the appointment of an umpire within 30 days after notification of the appointment of the second arbitrator, within 10 days thereafter the claimant will apply to the American Arbitration Association to appoint an umpire.  Notwithstanding the appointment of the umpire by the American Arbitration Association, the arbitration proceedings will not be governed by the American Arbitration Association's commercial arbitration rules, but will be governed by the rules as set out in this Article.  The arbitrators will notify the claimant and the respondent of the umpire's identity within 10 days of the umpire's appointment.

The arbitration hearing will commence within 60 days of the appointment of the umpire.  Within 30 days of the date of notice of appointment of the umpire, the claimant and respondent will each submit initial briefs to the board outlining the issues in dispute and the basis and reasons for their respective positions.  Within 10 days after filing of the initial briefs the claimant and the respondent may submit reply briefs.  Initial and reply briefs may be amended by the submitting party at any time, but not later than 10 days prior to the date of commencement of the arbitration hearing.  Reasonable responses will be allowed at the hearing to new material contained in any amendments filed to the briefs but not previously addressed.

Subject to customary and recognized legal rules of privilege, each party will have the obligation to produce as witnesses to the arbitration such of its employees or those of its affiliates as the other party may request, and any documents that the other party may request, providing always that those witnesses and documents be relevant to the issues before the arbitration and provided further that the parties may mutually agree as to further discovery prior to the arbitration.  The arbitrators and umpire may, at its discretion, request and consider underwriting and placement information provided by the Company to the Reinsurer, as well as any correspondence exchanged by the parties that is related to this Agreement.  Upon the petition of either the claimant or the respondent, the umpire will be the final judge of rules of privilege and as to relevancy of any witnesses and documents.

The arbitrators and umpire will conduct the hearing and make its award with regard to the terms expressed in this Agreement, the original intentions of the parties to the extent reasonably ascertainable, and the custom and usage of the accident and health insurance and reinsurance business.  At the hearing, evidence will be allowed but the formal rules of evidence will not apply; cross-examination and rebuttal will be allowed.  Within 20 days of the close of the hearing, at their own election or at the request of the arbitrators and umpire, the claimant and the respondent may submit post-hearing briefs to be considered by the board before making its decision.

The arbitrators and umpire will make its award within 30 days following the close of the hearing or the submission of post-hearing briefs, whichever is later.  The decision by the majority of the arbitrators and umpire will be in writing and will be final and binding upon the parties.  The arbitrators and umpire are empowered to grant interim relief, as it may deem appropriate.  Either the claimant or the respondent may apply to the United States District Court in the Company's state of domicile for an order confirming the award; a judgment of such court will thereupon be entered on the award.  If such an order is issued, the party against whom confirmation is sought will pay the attorneys' fees and court costs the applying party incurs in pursuing the order.

The claimant and the respondent will each bear the expense of the arbitrator appointed by or for it and will jointly and equally bear the expense of the umpire and any stenographer requested.  The remaining costs of the arbitration proceedings will be allocated by the board.

SEVERABILITY

If any provision of this Agreement will be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision will be considered void in such state, but this will not affect the validity or enforceability of any other provision of this Agreement or the enforceability of such provision in any other jurisdiction.

TAXES

The Company will pay all taxes on premiums reported to the Reinsurers on this Agreement.

DEFERRED ACQUISITION COSTS TAX

The Company and the Reinsurers will make a joint election, in accordance with Treas. Reg. 1.848-2(g)(8) (the "Regulation"), issued December 31, 1992, under Section 848 of the Internal Revenue Code (the "Code") and:

A.
The party with the net positive consideration under this Agreement will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitations of Section 848(c)(1) of the Code;

B.	The election will take effect on the Effective Date and will remain in effect for all subsequent years that this Agreement remains in effect; and

C.
Each party will attach a schedule to its federal income tax return for its first taxable year ending after the election becomes effective that identifies the agreements (including this Agreement) for which joint elections have been made under the Regulation.

Pursuant to this joint election:

AA.
The Company and the Reinsurers will exchange information pertinent to the amount of net consideration under this Agreement to assure consistency or as may otherwise be required by the Internal Revenue Service;

BB.
The Company will submit its calculation of the "net consideration" as defined under the above-referenced Regulation to the Reinsurer not later than May 1 for each and every tax year for which this Agreement is in effect;

CC.	The Reinsurers may challenge such calculation within 30 business days of receipt of the Ceding Company's calculation; and

DD.
The Parties will act in good faith to reach agreement as to the correct amount of net consideration whenever there is disagreement as to the amount of net consideration as determined under Treas. Reg. 1.848-2(f).

13\AQUA0004                                                               [Missing Graphic Reference]

The Company and the Reinsurers represent and warrant that they are subject to U.S. taxation under Subchapter L of Chapter 1 of the Code or Subpart F of Part III of Subchapter N of Chapter 1 of the Code.

CURRENCY

All limits and retentions hereunder are expressed in United States currency, and all payments hereunder will be made in that currency.  For the purposes of this Agreement, amounts paid or received by the Company in currencies other than United States currency will be converted into United States dollars at the actual rates of exchange at which they are entered in the Company's books.

SERVICE OF SUIT

(This Article applies to Reinsurers domiciled outside the United States of America and/or unauthorized in any state, territory, or district of the United States of America that has jurisdiction over the Company and in which a subject suit has been instituted.  This Article is not intended to conflict with or override the parties' obligation to arbitrate their disputes in accordance with the Arbitration Article.)

In the event of the failure of any Reinsurer hereon to pay any amount claimed to be due hereunder, such Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States.  Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's right to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.  The Reinsurer, once the appropriate court is accepted by the Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, will comply with all requirements necessary to give said court jurisdiction.  In any suit instituted against it upon this Agreement, the Reinsurer will abide by the final decision of such court or of any appellate court in the event of an appeal.

Further, pursuant to any statute of any state, territory, or district of the United States that makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner, or Director of Insurance or other officer specified for that purpose in the statute, or the successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement.

COMPLIANCE

The Company and the Reinsurers each represent that to the best of their knowledge and belief they are, and will use their best efforts to continue to be, in substantial compliance in all material respects with all laws, regulations, and judicial and administrative orders applicable to the business reinsured under this Agreement (collectively, the "Law").  This includes the maintenance of an effective anti-money laundering policy to the extent the Company is required to have such a policy in place.  Neither the Company nor the Reinsurers will be required to take any action under this Agreement that would result in either being in violation of the Law, which for purposes of companies subject to U.S. regulation, including the Reinsurers, will include requirements enforced by the U.S. Treasury Department Office of Foreign Asset Control.  The Company and the Reinsurers acknowledge and agree that a claim under this Agreement is not payable if payment would cause the Reinsurers to be in violation of the Law.  Should either of the parties discover a reinsurance payment has been made in violation of the Law, such party will notify the other parties and all parties will cooperate in order to take all necessary corrective actions.  The Company will return the reinsurance payment to the Reinsurers to the extent, and at such time, as permitted by Law.

AGENCY

For purposes of sending and receiving notices and payments required by this Agreement, the reinsured company that is set forth first in the definition of "Company" in the Preamble to this Agreement will be deemed the agent of all other reinsured companies referenced in the Preamble.  In no event, however, will any reinsured company be deemed the agent of another with respect to the terms of the Insolvency Article.

NOTICES AND AGREEMENT EXECUTION

Whenever a notice, statement, report or any other written communication is required by this Agreement, unless otherwise specified, such notice, statement, report or other written communication may be transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile. With the exception of notices of termination, first class mail is also acceptable.

The use of any of the following will constitute a valid execution of this Agreement or any amendments thereto:

A.	Paper documents with an original ink signature;

B.	Facsimile or electronic copies of paper documents showing an original ink signature; and/or

C.
Electronic records with an electronic signature made via an electronic agent.  For the purposes of this Agreement, the terms "electronic record," "electronic signature" and "electronic agent" will have the meanings set forth in the Electronic Signatures in Global and National Commerce Act of 2000 or any amendments thereto.

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together constitute one and the same instrument.

INTERMEDIARY

Aon Benfield Inc., or one of its affiliated corporations duly licensed as a reinsurance intermediary, is hereby recognized as the Intermediary negotiating this Agreement for all business hereunder.  All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss expenses, salvages, and loss settlements) relating to this Agreement will be transmitted to the Company or the Reinsurers through the Intermediary.  Payments by the Company to the Intermediary will be deemed payment to the Reinsurers.  Payments by the Reinsurers to the Intermediary will be deemed payment to the Company only to the extent that such payments are actually received by the Company.

Aon Benfield Inc. will hold any and all funds collected on the Reinsurers' behalf, in a fiduciary capacity, in a qualified United States financial institution.

SANCTIONS

Neither the Company nor the Reinsurers will be liable for premium or loss under this Agreement if it would result in a violation of any mandatory sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulations of the European Union, United Kingdom or United States of America that are applicable to either party.

PASSIVE WAR EXTENSION

It is agreed that, regardless of the war exclusion set forth in the Exclusions Article, this Extension covers claims caused or contributed to by or arising out of war, invasion, acts of foreign enemies, hostilities, or war-like operations whether declared or not, civil war, rebellion, revolution, insurrection, military or usurped power, or martial law.

However, this Extension does not cover such claims while the person insured is training or serving in any capacity as a member of the regular armed forces or while engaging in any of the aforementioned events as a member of the regular armed forces.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

Signed this ____4th________ day of __________January___________, 2013________.

PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: ___________/s/ Rocco Mariano ____________________________________

Title: _________ VP & Actuary __________________________________________

Interests and Liabilities Agreement

attached to and forming part of the

Accidental Death and Dismemberment Excess of Loss
Reinsurance Agreement
Effective: January 1,2013

entered into by and between

The Prudential Insurance Company of America

and

Axis Insurance Company
An Illinois Corporation
(hereinafter referred to as the " Subscribing Reinsurer”)

[REDACTED]

This Agreement shall become effective at 12:01 a.m. standard time, January 1, 2013, and shall continue in force until 12:01 a.m. standard time, January 1, 2014, unless earlier terminated in accordance with the provisions of the attached Agreement.

The Subscribing Reinsurer's share in the attached Agreement shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the Subscribing Reinsurer shall in no event participate in the interests and liabilities of the other reinsurers.

In Witness Whereof, the Subscribing Reinsurer by its duly authorized representative has executed this Interests and Liabilities Agreement as of the date specified below:

This ____3rd________ day of __________January___________, 2013________.

Axis Insurance Company

_________ /s/ __________________________________________

13IL\AQUA0004\10FO

                                                           [Missing Graphic Reference]

Interests and Liabilities Agreement

attached to and forming part of the

Accidental Death and Dismemberment Excess of Loss
Reinsurance Agreement
Effective: January 1, 2013

entered into by and between

The Prudential insurance Company of America

and

Generali USA Life Reassurance Company
Kansas City, Missouri
(hereinafter referred to as the "Subscribing Reinsurer")

[REDACTED]

This Agreement shall become effective at 12:01 a.m. standard time, January 1,2013, and shall continue in force until 12:01 a.m. standard time, January I, 2014, unless earlier terminated in accordance with the provisions of the attached Agreement.

The Subscribing Reinsurer's share in the attached Agreement shall be separate and apal1 from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the Subscribing Reinsurer shall in no event participate in the interests and liabilities of the other reinsurers.

In Witness Whereof, the Subscribing Reinsurer by its duly authorized representative has executed this Interests and Liabilities Agreement as of the date specified below:

This ____18th________ day of __________January___________, 2013________.

Generali USA Life Reassurance Company

_________ /s/ __________________________________________

This ____15th________ day of __________January___________, 2013________.

Generali USA Life Reassurance Company

_________ /s/ __________________________________________

131LlAQUA0004155T

                                                             [Missing Graphic Reference]

Interests and Liabilities Agreement

attached to and forming part of the

Accidental Death and Dismemberment Excess of Loss
Reinsurance Agreement
Effective: January 1,2013

entered into by and between

The Prudential Insurance Company of America

and

RGA Reinsurance Company
Chesterfield, Missouri
(hereinafter referred to as the "Subscribing Reinsurer")

[REDACTED]

This Agreement shall become effective at 12:01 a.m. standard time, January 1, 2013, and shall continue in force until 12:01 a.m. standard time, January 1, 2014, unless earlier terminated in accordance with the provisions of the attached Agreement.

The Subscribing Reinsurer's share in the attached Agreement shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the Subscribing Reinsurer shall in no event participate in the interests and liabilities of the other reinsurers.

In Witness Whereof, the Subscribing Reinsurer by its duly authorized representative has executed this Interests and Liabilities Agreement as of the date specified below:

This ____8th________ day of __________January___________, 2013________.

RGA Life Reinsurance Company

_________ /s/ ______________________/s/____________________

13ILIAQUA0004\5FH

                                                             [Missing Graphic Reference]

Interests and Liabilities Agreement

attached to and forming part ofthe

Accidental Death and Dismemberment Excess ofLoss
Reinsurance Agreement
Effective: January 1,2013

entered into by and between

The Prudential Insurance Company of America

and

Zurich American Insurance Company
New York, New York
through
ZON Re - USA, LLC
Mt. Olive, New Jersey
(hereinafter referred to as the "Subscribing Reinsurer")

[REDACTED]

This Agreement shall become effective at 12:01 a.m. standard time, January 1,2013, and shall continue in force until 12:01 a.m. standard time, January 1, 2014, unless earlier terminated in accordance with the provisions of the attached Agreement.

The Subscribing Reinsurer's share in the attached Agreement shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the Subscribing Reinsurer shall in no event participate in the interests and liabilities of the other reinsurers.

In Witness Whereof, the Subscribing Reinsurer by its duly authorized representative has executed this Interests and Liabilities Agreement as of the date specified below:

This ____8th________ day of __________January___________, 2013________.

ZON Re - USA, LLC
(for and on behalf of Zurich American Insurance Company)

_________ /s/ __________________________________________

131LlAQUADDD41115H

                                                        [Missing Graphic Reference]

Interests and Liabilities Agreement

attached to and forming part of the

Accidental Death and Dismemberment Excess of Loss
Reinsurance Agreement
Effective: January 1, 2013

entered into by and between

The Prudential Insurance Company of America

and

Certain Underwriting Members of Lloyd's
(hereinafter referred to as the "Subscribing Reinsurer")

[REDACTED]

This Agreement shall become effective at 12:01 a.m. standard time, January 1,2013, and shall continue in force until 12:01 a.m. standard time, January 1, 2014, unless earlier terminated in accordance with the provisions of the attached Agreement.

In any action, suit or proceeding to enforce the Subscribing Reinsurer's obligations under the attached Agreement, service of process may be made upon Mendes & Mount, LLP,
750 Seventh Avenue, New York, New York 10019.

This ____8th________ day of __________January___________, 2013________.

Certain Underwriting Members of Lloyd's

_________ /s/ __________________________________________

131 L IAQUA0004\Lloyd's
Page 1 of2

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(Re)Insurer's Liability Clause - LMA3333

(Re)Insurer's liability several not joint

The liability of a (re)insurer under this contract is several and not joint with other (re)insurers party to this contract. A (re)insurer is liable only for the proportion of liability it has underwritten~ A (re)insurer is not jointly liable 10r the proportion of liability underwritten by any other (re)insurer. Nor is a (re)insurer otherwise responsible for any liability of any other (re)insurer that may underwrite this contract.

The proportion of liability under this contract underwritten by a (re)insurer (or, in the case of a Lloyd's syndicate, the total of the proportions underwritten by all the members of the syndicate taken together) is shown next to its stamp. This is subject always to the provision concerning "signing" below.

In the case of a Lloyd's syndicate, each member of the syndicate (rather than the syndicate itself) is a (re)insurer. Each member has underwritten a proportion of the total shown for the syndicate (that total itself being the total of the proportions underwritten by all the members of the syndicate taken together). The liability of each member of the syndicate is several and not joint with other members. A member is liable only for that member's proportion. A member is not only liable for any other member's proportion.  Nor is any member otherwise responsible for any liability of any other (re)insurer that may underwrite this contract. The business address of each member is Lloyd's, One Lime Street, London EC3M 7HA. The identity of each member of a Lloyd's syndicate and their respective proportion may be obtained by writing to Market Services, Lloyd's, at the above address.

Proportion of liability

Unless there is "signing" (see below), the proportion of liability under this contract underwritten by each (re)insurer (or, in the case of a Lloyd's syndicate, the total of the proportions underwritten by all the members of the syndicate taken together) is shown next to its stamp and is referred to as its "written line".

Where this contract permits, written lines, or certain written lines, may be adjusted ("signed"). In that case a schedule is to be appended to this contract to show the definitive proportion of liability under this contract underwritten by each (re)insurer (or, in the case of a Lloyd's syndicate, the total of the proportions underwritten by all the members of the syndicate taken together). A definitive proportion (01', in the case of a Lloyd's syndicate, the total of the proportions underwritten by all the members of a Lloyd's syndicate taken together) is referred to as a "signed line". The signed lines shown ill the schedule will prevail over the written lines unless a proven el1'Or in calculation has occurred.

Although reference is made at various points in this clause to "this contract" in the singular, where the circumstances so require this should be read as a reference to contracts in the plural.

131L \AQUA0004\Lloyd's

                                                               [Missing Graphic Reference]